PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated December 29, 2025)

Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-292153

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 13,025,574 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated December 29, 2025 contained in our Registration Statement on Form F-1 (Registration No.: 333-292153) (the “Prospectus”), relating to the resale, from time to time of up to an aggregate of 13,025,574 ordinary shares of the Company, $0.00000000002502543568 par value per share (“Ordinary Shares”), by the selling stockholders named elsewhere in this prospectus (“Selling Stockholders”). The Ordinary Shares included in this prospectus consist of: (1) Ordinary Shares that the Company may, in its discretion, elect to issue and sell to one of the Selling Stockholders (the “SEPA Investor”), from time to time after the date of this prospectus, pursuant to a Standby Equity Purchase Agreement the Company entered into with the Selling Stockholders on December 1, 2025, as amended (the “SEPA”), in which the SEPA Investor has committed to purchase from the Company up to $100,000,000 of the Company’s Ordinary Shares in an equity line of credit (the “Equity Line”), subject to the terms and conditions specified in the SEPA; (2) 300% of the Ordinary Shares that the Selling Stockholders may receive pursuant to the conversion of the principal amounts under convertible promissory notes in the aggregate principal amount of $14,375,000 held by the Selling Stockholders; (3) 300% of the Ordinary Shares that the Selling Stockholders may receive pursuant to the conversion of the principal amount under a convertible promissory note in the aggregate principal amount of $6,250,000 held by the Selling Stockholders; and (4) the Facility Fee (as defined in the Prospectus), which the Company agreed to pay to one of the Selling Stockholders.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information set forth below and contained in our Report on Form 6-K, which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on January 8, 2026 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On January 7, 2026, the closing price of our Ordinary Shares was $33.96.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 24 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 8, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of January 2026

Commission File Number: 001-41639

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Mespil Business Centre, Mespil House

Sussex Road, Dublin 4, Ireland

Tel: +353-1-920-1000

(Address of Principal Executive Offices) (Zip Code)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

Exhibit Number	Description
99.1	Press Release dated January 8, 2026

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 8, 2026

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer

Exhibit 99.1

SMX Strengthens Balance Sheet and Eliminates Corporate-Level Convertible Indebtedness

Full conversion of convertible notes reduces long-term liabilities, removes potential equity overhang, and helps position SMX to advance project development and circular-materials strategy

New York – January 8, 2026– SMX (Security Matters) PLC (NASDAQ: SMX; SMXWW), a global pioneer in material-embedded identity and digital traceability, today announced that all $20,625,000 face amount of convertible notes that it sold in December 2025 have been fully converted in accordance with their terms, into an aggregate of 1,230,698 ordinary shares of the Company.

This full conversion of the notes materially reduces SMX’s long-term liabilities, eliminates potential equity overhang associated with convertible instruments, removes restrictions on the Company’s ability to raise capital in the future, and strengthens the Company’s financial position as it advances project development across its circular-materials platform.

With this milestone, SMX enters its next phase of growth with no corporate-level convertible indebtedness and improved financial flexibility.

The Company believes that this is a meaningful balance-sheet inflection point for SMX, as eliminating its convertible debt enhances clarity for investors, reduces structural risk, and allows management to remain focused on executing the Company’s technology roadmap and commercial programs without this financing overhang.

Advancing Material-Embedded Identity at Scale

SMX’s platform is built on molecular-level markers embedded directly into physical materials during manufacturing. These invisible markers create a persistent, tamper-resistant identity that remains with the material throughout its lifecycle—manufacturing, distribution, use, recovery, and reuse.

Unlike external labels, barcodes, or documentation systems that can be removed or lost, SMX’s technology has been developed to allow materials themselves to carry verifiable data, enabling:

●	Authentication and origin verification
●	Regulatory and sustainability compliance
●	Lifecycle traceability and accountability
●	Circular recovery and reuse pathways

The Company believes that this approach is increasingly relevant as global industries face tightening environmental regulations, carbon-neutrality mandates, and supply-chain transparency requirements.

Large and Expanding Market Opportunity

SMX operates at the intersection of advanced materials, digital traceability, and sustainability infrastructure, addressing markets measured in the tens of billions of dollars globally.

Across plastics, rubber, and other industrial materials, the Company believes that regulatory pressure and corporate sustainability commitments are accelerating demand for technologies that can verify material origin, composition, and lifecycle outcomes. SMX’s platform is designed to serve manufacturers, brand owners, recyclers, and regulators seeking verifiable, data-anchored solutions rather than aspirational reporting.

By pairing embedded molecular identity with a digital platform, SMX enables materials to become data-bearing assets, supporting new commercial models tied to circularity, compliance, and resource efficiency.

SMX is positioned to advance:

●	Ongoing and planned project deployments
●	Expansion across industrial and consumer material categories
●	Strategic collaborations and pilot programs
●	Development of its digital traceability and circular-materials initiatives

The strengthened financial profile supports disciplined execution while preserving optionality as SMX continues to build its global platform.

Contact:

Jeremy Murphy

jeremymurphy@me.com

About SMX

As global businesses face new and complex challenges relating to carbon neutrality and meeting new governmental and regional regulations and standards, SMX is able to offer players along the value chain access to its marking, tracking, measuring and digital platform technology to transition more successfully to a low-carbon economy.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “will,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this press release may include, for example: successful launch and implementation of SMX’s existing or future joint projects with manufacturers and other supply chain participants of steel, rubber, fabric and other materials; changes in SMX’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; SMX’s ability to develop and launch new products and services, including its planned Plastic Cycle Token; SMX’s ability to successfully and efficiently integrate future expansion plans and opportunities; SMX’s ability to grow its business in a cost-effective manner; SMX’s product development timeline and estimated research and development costs; the implementation, market acceptance and success of SMX’s business model; developments and projections relating to SMX’s competitors and industry; and SMX’s approach and goals with respect to technology.

These forward-looking statements are based on information available as of the date of this press release and involve a number of judgments, risks and uncertainties. Actual results may differ materially. SMX undertakes no obligation to update forward-looking statements except as required by law.